UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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March 16, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Noodles & Company at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on April 27, 2021, at 1:00 p.m. local time.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, if you received a paper copy of the proxy materials by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,
Dave Boennighausen
Chief Executive Officer

NOODLES & COMPANY
520 ZANG STREET, SUITE D
BROOMFIELD, COLORADO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Noodles & Company (the “Company”) will be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on April 27, 2021, at 1:00 p.m. local time, for the following purposes:
1.To elect the three directors named in the Proxy Statement as Class II directors of the Company, each to serve for three years and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.
2.To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 28, 2021.
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
    Only stockholders of record at the close of business on March 2, 2021 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. We expect to mail a notice of Internet availability of proxy materials (the “Notice”) or a copy of our proxy materials to the extent requested to our stockholders on or about March 16, 2021. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote by going to a secure website. If you did not receive such a Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement.

By Order of the Board of Directors

Melissa Heidman,
Executive Vice President, General Counsel & Secretary
Broomfield, Colorado
March 16, 2021

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by completing, dating, signing and promptly returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON APRIL 27, 2021:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxypush.com/NDLS

Noodles & Company
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on April 27, 2021

NOODLES & COMPANY
520 ZANG STREET, SUITE D, BROOMFIELD, COLORADO 80021
PROXY STATEMENT
March 16, 2021

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Noodles & Company, a Delaware corporation (the “Company”), for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on April 27, 2021, at 1:00 p.m. local time. The Notice, the Proxy Statement, the form of proxy and the Annual Report were first made available to stockholders on or about March 16, 2021. Electronic copies of this Proxy Statement, form of proxy and Annual Report are available at investor.noodles.com and www.proxypush.com/NDLS.
Voting Rights, Quorum and Required Vote
Only holders of record of our Class A and Class B common stock (“common stock”) at the close of business on March 2, 2021, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 2, 2021, we had 45,357,796 shares of Class A common stock outstanding and entitled to vote. There are currently no shares of Class B common stock outstanding and none were outstanding on the record date. Each share of Class A and Class B common stock is entitled to one vote per share on each item. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.
Proposal No. 1—Election of Directors—directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on this Proposal No. 1.
Proposal No. 2—Approval, on an Advisory (Non-Binding) Basis, of our Named Executive Officers’ Compensation—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. Broker non-votes will have no effect on this Proposal No. 2.
Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending December 28, 2021—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 3. Since this is a “routine” proposal, there should be no broker non-votes with respect to this Proposal No. 3.
Internet Availability of Proxy Materials
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) that permits companies to furnish their proxy materials over the Internet. As a result, we are mailing the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains information on how you may request access to proxy materials in printed form by mail or electronically.

Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, via telephone, electronically through the Internet by following the instructions included in the Notice or the proxy card, as applicable, or, if you receive a paper copy of the proxy materials, by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted in accordance with the Board’s recommendations as follows: as votes “for” Proposal No. 2 and Proposal No. 3 and, in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of each of the nominees presented by the Board in Proposal No. 1. Proxies will vote in their discretion upon other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee, such as through a voting instruction card. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide your broker with a properly executed voting instructions form in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote only on “routine” proposals. The ratification of the appointment of the independent registered public accounting firm in Proposal No. 3 is the only item on the agenda for the Annual Meeting that is considered routine. Where a proposal is not “routine,” a broker who has received no properly executed voting instructions form from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”
In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.
Expenses of Solicitation
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notice, proxies and other soliciting materials, the Company and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the Notice, proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the Notice to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Revocability of Proxies
Any person submitting a proxy in the form accompanying this Proxy Statement (be it a proxy card or Notice) has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked by a subsequent vote or proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.
Delivery of Documents to Stockholders Sharing an Address
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, the Annual Report, the Proxy Statement, and the proxy card, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the Notice at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by telephone at 720-214-4132, by mail at Noodles & Company at, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Brokerage firms and banks are also entitled to household. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.
On or about March 16, 2021, we expect to mail or email some of our stockholders the Notice or proxy card. If you receive the Notice and would prefer to receive paper copies of the proxy materials on a going forward basis, please follow the instructions in the Notice (or the voting instructions card provided by your brokerage firm or bank).

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The Board of Directors is presently comprised of seven members, who are divided into three classes, Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term.
Each of the nominees for election to Class II is currently a director of the Company. Messrs. Madsen and Jones were previously elected by stockholders at the 2018 Annual Meeting of Stockholders. Mr. Taylor was appointed by the Board of Directors in December 2020, and was recommended by a contact of a non-management director. If elected at the Annual Meeting, each of the nominees would serve for three years expiring at the 2024 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. Ms. Egan and Mr. Hartnett were last elected by stockholders at the 2020 Annual Meeting of Stockholders, and Mr. Boennighausen was elected by stockholders at the 2019 Annual Meeting of Stockholders. In addition, Ms. Schreiber was appointed by the Board of Directors in December 2019.
The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages, as of March 16, 2021, are included below.

	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Nominees
Jeffrey Jones (1)(2)(3)	II	59	Chairman	2013	2021	2024
Drew Madsen (2)(4)	II	64	Director	2017	2021	2024
Shawn Taylor (1)(4)	II	61	Director	2020	2021	2024

Continuing Directors
Mary Egan (1)(4)	I	53	Director	2017	2023
Robert Hartnett (1)(2)	I	69	Director	2016	2023
Dave Boennighausen	III	43	Chief Executive Officer and Director	2015	2022
Elisa Schreiber (2)(4)	III	42	Director	2019	2022
________________________
(1)Serves on the Audit Committee.
(2)Serves on the Compensation Committee.
(3)Chairman of the Board of Directors.
(4)Serves on the Nominating and Corporate Governance Committee.

Below, we have provided biographies for each director and nominee summarizing his or her business and other experience, including the specific experience, qualifications, attributes or skills that led to the conclusion of the Board of Directors that such nominee should serve as a director in light of the Company’s business and structure. The Company has focused on increasing the diversity both within its management team as well as on the Board of Directors and has made great progress towards this goal. Two of the seven directors who currently hold Board seats are women, and the Company added another diverse director with the election of Shawn Taylor in December of 2020.

Nominees for Election as Class II Directors

Jeffrey Jones has been a member of our Board of Directors since September 2013 and he has served as Chairman since September 2019. Prior to becoming Chairman, Mr. Jones served as our lead independent director. From 2003 to 2012, when he retired, Mr. Jones served as the Chief Financial Officer (“CFO”) for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President - Lodging, Retail and Real Estate. Mr. Jones is currently a member of the board of directors of Hershey Entertainment and Resorts, a privately held company, where he is the lead independent director and is the chair of the audit and finance committee and is a member of the compensation committee, Summit Hotel Properties, Inc. (NYSE:INN), where he is the lead independent director and chair of the audit committee and a member of the compensation committee, ClubCorp, a privately held company, and Empower Ltd (NYSE: EMPW), where he is chair of the audit committee. He is also a member of the US Bank Advisory Board and is a member of the board at the Leeds School of Business, University of Colorado at Boulder. Prior to joining Vail Resorts, Mr. Jones held CFO positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst University (f/k/a Mercyhurst College) and is a member of the AICPA. Mr. Jones brings to our Board of Directors significant board leadership and public and private company experience including overall financial, operations and strategic development experience. Additionally, his board experience includes significant audit committee roles.
Drew Madsen has been a member of our Board of Directors since September 2017. From May 2015 to December 2016, when he resigned, Mr. Madsen served as President of Panera Bread Company, a national operator and franchisor of fast casual bakery cafés, where he helped guide the brand to industry leadership positions in clean food, digital ordering/payment and delivery. From October 2014 to March 2015, Mr. Madsen was President and Chief Operating Officer of the Norwegian Cruise Line division of Norwegian Cruise Line Holdings Ltd. From 2005 to 2013 he was President and Chief Operating Officer, and a member of the board of directors, of Darden Restaurants, Inc. Mr. Madsen began his career at General Mills with various positions in brand management including serving as Vice President of Marketing. He holds an MBA with Distinction from the University of Michigan and earned a bachelor’s degree, magna cum laude, from DePauw University, where he was a member of the Phi Beta Kappa Society. Mr. Madsen brings to our Board significant experience in restaurant operations and brand management.
Shawn Taylor has been a member of our Board of Directors since December 2020. From 2013 to 2019, when he sold his franchise operations, Mr. Taylor was President and Operating Partner of Zaxby’s Houston, LLC, a franchisee of the Zaxby’s restaurant chain. In 2011, Mr. Taylor joined a group of business leaders who formed the Houston Baseball Partners, LLC, which led to the acquisition of the Houston Astros. He sold his interest in the Astros in 2017, but has remained as an advisor. In 1996 he founded and served as general partner, president, and CEO of Family EATS L.P., the Taco Bell franchisee in Houston, Texas. During his tenure, he owned, developed, and operated 33 Taco Bell locations, which he successfully sold in 2007. He is on the board of Memorial Hermann Healthcare System in Houston, Texas. Mr. Taylor started his career as a senior staff auditor at Arthur Andersen & Co., LLP in Dallas, Texas. Mr. Taylor received his B.S. degree in accounting, with distinction, from Purdue University in 1982. Mr. Taylor brings to our board significant experience in leadership of restaurant development and operations, as well as experience with franchise systems.
Continuing Directors
Dave Boennighausen has served as our CEO since June 2017 and as interim CEO from July 2016 through June 2017. He has been a member of our Board of Directors since August 2015. Mr. Boennighausen served as our CFO from July 2012 through his appointment as permanent CEO in June 2017. He has held various roles at the Company, including Vice President of Finance and Executive Vice President of Finance, since joining the Company in 2004. He began his career with May Department Stores. He holds an MBA from the Stanford Graduate School of Business and received a BS degree in Finance and Marketing from Truman State University. Mr. Boennighausen brings to our Board of Directors leadership skills, financial experience and strategic guidance.

Mary Egan has been a member of our Board of Directors since September 2017. Ms. Egan founded and served as Chief Executive Officer (“CEO”) of Gatheredtable, a consumer software as a service (“SAAS”) company offering customized meal planning, from 2013 until the technology platform was sold to a strategic buyer in 2018, at which time the position ceased to exist. From 2010 to 2012 Ms. Egan served as Head of Global Strategy and Corporate Development for Starbucks Corporation (Nasdaq: SBUX), a global coffee retailer. At Starbucks, Ms. Egan partnered with the senior leadership team to develop and execute corporate strategy, and led many successful strategic initiatives focusing on cost reduction, developing markets, digital and food. Ms. Egan was a Managing Director at The Boston Consulting Group (“BCG”), a global management consulting firm, from 1997 to 2010 where she partnered with CEO’s and boards of leading consumer brands to conceive and successfully drive aggressive growth strategies. While at BCG, she was a frequent global speaker on consumer-centric growth, and was featured in many news outlets, including The Wall Street Journal and The New York Times. Ms. Egan also serves on the Board of Directors of American Campus Communities (NYSE:ACC) where she serves on the strategic planning committee. Ms. Egan holds a BA from Barnard College, Columbia University, an MSEd from Bank Street Graduate School of Education and an MBA from Columbia Business School. Ms. Egan brings to our Board a broad range of experience in consumer-centric growth strategy and execution, as well as marketing and brand expertise.
Robert Hartnett has been a member of our Board of Directors since July 2016.  He has over 40 years of restaurant industry experience.  Most recently he served as CEO for Houlihan’s Restaurants, Inc. (“Houlihan’s”), a national operator and franchisor of fine dining and casual dining restaurants, a position that he held from 2001 until successfully negotiating the sale of that company in 2015.  During his tenure at Houlihan’s, Mr. Hartnett successfully re-invented and revitalized the Houlihan’s brand.  Prior to joining Houlihan’s, Mr. Hartnett served as President, CEO and Chairman of Einstein Noah Restaurant Group Inc. (“Einstein’s”), a national operator and franchisor of fast casual bagel restaurants. In addition, he has owned and operated Einstein Bros. and Boston Market franchise restaurants and has served as President of Bennigan’s Restaurants, a multi-unit casual dining operator.  Mr. Hartnett holds a BA in Accounting from Lamar University. Mr. Hartnett brings to our Board of Directors broad experience in restaurant operations and restaurant brand development.
Elisa Schreiber has been a member of our Board of Directors since December 2019. Since December 2014, Ms. Schreiber has served as the marketing partner at Greylock Partners, an early-stage venture capital firm headquartered in Silicon Valley, where she supports the firm’s portfolio companies with strategic marketing and communications counsel as they scale from seed stage to publicly-traded. From 2010 to 2013, Ms. Schreiber led the global communications team at Hulu, a premium entertainment streaming service, during a period of hyper-growth for the company. Ms. Schreiber is on the advisory board for All Rise, a non-profit dedicated to accelerating the success of female funders and founders in technology by improving the success of women in the venture-backed tech ecosystem. Ms. Schreiber earned her MBA from the University of Southern California Marshall School of Business, as well as her BA in Communications & Media Studies and her BA in Visual Arts at the University of California, San Diego. Ms. Schreiber brings extensive business experience in marketing and communications, with particular emphasis on emerging technologies, to our Board.

The Board of Directors recommends a vote FOR the election of each of the Class II director nominees listed above.

Directors and Corporate Governance
Board Composition
Our Board of Directors currently consists of seven members.
In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. The authorized number of directors may be changed pursuant to the Company’s bylaws by resolution of the Board of Directors. Our directors are divided among the three classes as follows:
•Current Class I directors are Mary Egan and Robert Hartnett, whose terms will expire at the 2023 Annual Meeting of Stockholders.
•Current Class II directors are Jeffrey Jones, Drew Madsen and Shawn Taylor, whose terms will expire at this Annual Meeting of Stockholders.
•Current Class III directors are Dave Boennighausen and Elisa Schreiber, whose terms will expire at the 2022 Annual Meeting of Stockholders.
Directors for a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
Board Independence
Under Nasdaq’s listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence, as determined by the Board of Directors, and the Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees must meet additional, heightened independence criteria applicable to directors serving on these committees under applicable Nasdaq listing standards. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Hartnett, Jones, Madsen and Taylor, Ms. Egan and Ms. Schreiber were “independent” under Nasdaq rules. In addition, the Board determined that Andrew Taub, who served on the Board during a portion of 2020, was independent during the period he served on the Board. In making the independence determinations, our Board of Directors assessed the current and prior relationships of each non-employee director and all other relevant facts and circumstances, including the beneficial ownership of our capital stock by each non-employee director and Mr. Taub’s affiliation with equity investors in the Company. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships and/or the amounts involved, each director deemed to be independent had no relationships with our company or our management that, in the judgment of the Board, would impair the director’s independence.
Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chairman and CEO and believes that it is in the best interest of the Company and its stockholders for the Board periodically to evaluate and make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances.
The Board has determined that separating the roles of Chairman and CEO is the most effective leadership structure for the Company at this time. The Board believes that the separation of Chairman and CEO duties allows Mr. Jones, who serves as our Chairman, to better focus on active leadership of the Board, while allowing Mr. Boennighausen to better focus on day-to-day operations of the Company and corporate strategy. In addition, the Board believes that its leadership structure as described above provides an effective framework for addressing the risks facing our company, as discussed in greater detail below under “The Board’s Role in Risk Oversight.”
Among others, the Chairman’s duties and responsibilities include:

•presiding at meetings of the Board and stockholders;
•facilitating communication between the Board and the Company’s management;
•assisting the CEO in formulating long-term strategy;
•coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board;
•presiding at executive sessions of the independent directors; and
•being available for consultation and communication with major stockholders as appropriate.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times as may be requested by an independent director. These executive sessions are chaired by our Chairman. Our Chairman provides feedback to our CEO, as needed, promptly after each executive session.
Principles of Corporate Governance
Our Principles of Corporate Governance are available on our website at investor.noodles.com/corporate-governance.cfm.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our officers and team members, including our CEO and CFO and those officers and team members responsible for financial reporting. We have also adopted a director code of business conduct and ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at investor.noodles.com. We intend to disclose future amendments to our codes of business conduct and ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver.

Anti-Hedging Policy
The Company’s Insider Trading Policy provides that directors, officers and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of directors, officers and team members, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the director, officer or team member.
Board Meetings
During 2020, the Board of Directors held five meetings, the majority of which were held during the COVID pandemic. Additionally, management frequently communicated with the Board throughout the year on various topics, including to provide updates around the Company’s COVID response. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period in 2020 that such director served and the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.
The Board’s Role in Risk Oversight
The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee also receives regular reports on the Company’s cybersecurity compliance and risk management practices, including its compliance with the Payment Card Industry (PCI) Data Security Standard (DSS), its implementation of data security solutions and risk evaluation, and its insurance coverages. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its team members, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. The Nominating and Corporate Governance Committee oversees sustainability and human capital management related risks. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.
Board Committees
Audit Committee
Our Audit Committee, which met five times in 2020, is currently composed of Mary Egan, Robert Hartnett, Jeffrey Jones and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Mr. Jones is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under Nasdaq rules and SEC rules.
The Audit Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and the listing requirements of Nasdaq, and oversees our corporate accounting and financial reporting process. The Audit Committee conducts its activities in a manner designed to emphasize the importance of an environment that supports integrity in the financial reporting process.
The Audit Committee’s responsibilities include, but are not limited to:

•appointing, compensating, retaining and overseeing our independent registered public accounting firm and evaluating its performance;
•approving in advance all audit and permissible non-audit services to be provided by the outside auditor, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor;
•at least annually, considering the independence of the outside auditor and, consistent with rules of the Public Company Accounting Oversight Board (“PCAOB”), obtaining and reviewing reports by the outside auditor describing any relationships between the outside auditor, and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor’s independence and discussing with the outside auditor the potential effects of any such relationships on independence;
•at least annually, obtaining and reviewing a report by the outside auditor describing, among other things, its internal quality-control procedures;
•meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;

•receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management;
•receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;
•overseeing the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Codes of Business Conduct and Ethics and the Company’s policies and procedures for monitoring compliance;
•reviewing and discussing the Company’s practices with respect to risk assessment and risk management;
•establishing and overseeing procedures for handling reports of potential misconduct; and
•establishing and periodically reviewing policies and procedures for the review, approval and ratification of related party transactions.

Compensation Committee

Our Compensation Committee, which met six times in 2020, is currently composed of Robert Hartnett, Jeffrey Jones, Drew Madsen and Elisa Schreiber, each of whom is a non-employee, independent member of our Board of Directors. Mr. Hartnett serves as Chairman of the Compensation Committee. The Compensation Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and Nasdaq. The Compensation Committee’s responsibilities include, but are not limited to:

•overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and team members;
•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, upon submitting such goals and performance evaluation to the independent directors of the Board meeting in executive session for consideration, set the CEO’s compensation level based on this evaluation, and approve the grant of equity awards to the CEO;
•setting the compensation of other executive officers based upon the recommendation of the CEO and approve the terms and grant of equity awards for such other executive officers;
•administering and making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval;
•approving the terms and grant of equity awards for executive officers;
•reviewing and approving the design of other benefit plans pertaining to executive officers;
•approving, and amending or modifying, the terms of other compensation and benefit plans as appropriate;
•reviewing and recommending to the Board any employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
•annually reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board as appropriate;

•overseeing the assessment of risks related to the Company’s compensation policies and programs applicable to officers and team members, and review the results of this assessment; and
•annually conducting an assessment of any potential conflicts of interest required to be disclosed and raised by the work of any compensation consultants.

Pursuant to the terms of its charter, the Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Committee.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No directors served on the Compensation Committee in 2020 other than Messrs Hartnett, Jones and Madsen and Ms. Schreiber.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, which met four times in 2020, is currently composed of Mary Egan, Drew Madsen, Elisa Schreiber and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Mr. Jones served as a member of the Nominating and Corporate Governance Committee in 2020 until April 30, 2020. Ms. Egan serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm, that satisfies the applicable standards of the SEC and Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•developing and recommending to the Board criteria for identifying and evaluating director candidates and periodically review these criteria;
•assessing the contributions and independence of incumbent directors in determining whether to recommend them for re-election;
•identifying, reviewing the qualifications of and recruiting candidates for election to the Board;
•establishing procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders;
•recommending to the Board the Company’s candidates for election or re-election to the Board at each annual stockholders’ meeting;
•recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;
•developing and recommending to the Board a set of corporate governance principles, and annually reviewing those principles and recommending changes to the Board as appropriate;
•making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees; and
•recommending committee members and chairpersons to the Board for appointment.
Policy Regarding Stockholder Recommendations
The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Director Qualifications

The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•    demonstrated business acumen and leadership, and high levels of accomplishment;
•ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•commitment to understand the Company and its business, industry and strategic objectives;
•integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;
•ability to read and understand financial statements and other financial information pertaining to the Company;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders;
•for non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations; and
•diversity of backgrounds, skills, experiences, and characteristics that help us to reflect the diversity of the Company’s shareholders, team members, guests and the communities we serve.
In the context of the Board’s existing composition, other requirements, such as restaurant industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. The Company values diversity on a company-wide basis and seeks to achieve diversity of occupational and professional backgrounds on the Board, including on the basis of gender, race and ethnicity. We assess qualifications of our directors as part of the Board’s annual self-evaluation process.

The Nominating and Corporate Governance Committee consults with other members of the Board of Directors and with the Company’s management in identifying and evaluating candidates for director.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on an advisory basis, to approve the compensation of the named executive officers (“NEOs”) identified in this Proxy Statement.
Stockholders are urged to review the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” sections of this Proxy Statement for more information.
We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”
This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. In addition, we expect to hold our next advisory vote to approve the compensation of our named executive officers at the 2022 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, or Ernst & Young, to be the Company’s independent registered public accounting firm for the year ending December 28, 2021, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young has been engaged as our independent registered public accounting firm since 2009. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors submit the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2021 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but may nonetheless continue to retain Ernst & Young. Even if the selection Ernst & Young is ratified, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and shareholders. We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for professional services rendered by Ernst & Young for the audit of our financial statements for 2020 and 2019.

	2020	2019
Audit fees (1)	$747,000	$773,200
Audit-related fees (2)	—	—
Tax fees (3)	65,000	2,640
All other fees (4)	—	—
Total fees	$812,000	$775,840
_____________________
(1)Audit fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services rendered by Ernst & Young for the audit of our financial statements, audit of internal control over financial reporting, interim reviews, consents and other services related to SEC matters, and related out of pocket expenses, notwithstanding when the services were rendered.
(2)Audit-related fees include the aggregate fees billed for each of the last two fiscal years indicated for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit fees.
(3)Tax fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services and products provided by Ernst & Young for tax compliance, tax advice and tax planning.
(4)All other fees include the aggregate fees billed for each of the last two fiscal years indicated for products and services provided by Ernst & Young, other than the services reported as Audit fees, Audit-related fees or Tax fees.
The Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that Ernst & Young provides. The policy balances the need for independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

The Board of Directors recommends a vote FOR the ratification of the appointment of ERNST & YOUNG LLP for the year ending December 28, 2021.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of March 2, 2021, about shares of common stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,073,571	$12.58	3,621,123
Equity compensation plans not approved by security holders	—	—	—
Total	2,073,571	$12.58	3,621,123
______________________________
(1)Includes in column (a) 930,917 shares of Class A common stock issuable upon exercise of options outstanding under the Company’s Stock Incentive Plan and 1,142,654 gross number of shares of Class A common stock underlying outstanding restricted stock units (“RSUs”). The shares underlying the outstanding RSUs are not included in the calculation of the Weighted-Average Exercise Price in column (b). Includes in column (c) 3,075,442 shares of Class A common stock available for issuance upon exercise of future grants under the Company’s Stock Incentive Plan and 545,681 shares of Class A common stock available for future issuance under the Company’s Employee Stock Purchase Plan. Material features of the Company’s Stock Incentive Plan and Employee Stock Purchase Plan are set forth in Note 9, Stock-Based Compensation and Note 11, Employee Benefit Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of Class A and Class B of our common stock as of February 19, 2021 (except where otherwise noted below) for:
•each stockholder known by us to be the beneficial owner of more than 5.0% of any class of our outstanding shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership in the following table is based on 45,357,796 shares of common stock outstanding as of February 19, 2021 (all of which were Class A common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of February 19, 2021. Under the SEC rules, we did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name and Address of Beneficial Owner

Stockholders owning more than 5%
Entities affiliated with FMR LLC (1)	6,655,797	14.7%
Entities affiliated with Mill Road Capital (2)	4,826,423	10.6%
Woodson Capital Master Fund, LP (3)	3,825,000	8.4%
Timothy M. Riley (4)	3,674,400	8.1%
BlackRock, Inc. (5)	2,249,256	5.0%

Named Executive Officers and Directors
Dave Boennighausen (6)	313,082	*
Carl Lukach	—	*
Stacey Pool (7)	14,555	*
Melissa Heidman (8)	49,912	*
Brad West (9)	52,063	*
Ken Kuick	5,737	*
Mary Egan	24,354	*
Robert Hartnett	112,000	*
Jeffrey Jones (10)	60,438	*
Drew Madsen	24,354	*
Elisa Schreiber	12,562	*
Shawn Taylor	2,801	*

All Executive Officers and Directors as a Group (14) (11)	749,650	1.6%
    *        Indicates ownership of less than one percent.
__________________________

(1)Based upon information set forth on Schedule 13G filed by FMR LLC (“FMR”) with the SEC on or about February 8, 2021. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,655,797 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR also disclosed having sole voting power over 1,674,400 shares of our common stock. Abigail P. Johnson and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 6,655,797 shares owned by the funds. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company LLC ("FMR Co. LLC"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. VIP Mid Cap Portfolio (“VIP”) further reported sole voting power over , and aggregate ownership of, 2,939,212 shares of our common stock. The principal business address of the reporting persons is 245 Summer Street, Boston, MA 02210.
(2)Based on the information as of November 28, 2018 included in the most recently available Schedule 13D/A filed with the SEC on November 30, 2018 and a Form 4 filed with the SEC on February 11, 2021, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Mill Road Capital II, L.P. (“Mill Road”), Mill Road Capital II GP LLC, the general partner of Mill Road (“Mill Road GP”), and Thomas E. Lynch and Scott P. Scharfman, each of whom is a management committee director of Mill Road GP. Each of Mill Road and Mill Road GP disclosed having sole voting power and sole dispositive power over 22,386 shares of our Class A common stock, and each of Messrs. Lynch and Scharfman disclosed having shared voting power and shared dispositive power over 4,804,037 shares of our Class A common stock. Each of Messrs. Lynch and Scharfman disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The principal business address of each such person is 382 Greenwich Avenue, Suite One, Greenwich, CT 06830.

(3)Based on the information as of December 31, 2020 included in the most recently available Schedule 13G/A filed with the SEC on February 16, 2021 which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Woodson Capital Master Fund, LP (“Woodson Master”), Woodson Capital General Partner, LLC, the general partner of Woodson Master (“Fund General Partner”), Woodson Capital Management, LP, the investment manager of Woodson Master (“Investment Manager”), Woodson Capital GP, LLC, the general partner of the Investment Manager (“Investment Manager General Partner”) and James Woodson Davis, the sole managing member of the Investment Manager General Partner (“Woodson”). Woodson Master disclosed having shared voting power and shared dispositive power over and aggregate ownership of 3,551,055 shares of our Class A common stock. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner, and Woodson disclosed having shared voting power and shared dispositive power over 3,825,000 shares of our Class A common stock. The shares reported for Woodson Master are owned directly by it. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner and Woodson may be deemed to be a beneficial owner of all such shares owned by Woodson Master. Each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner and Woodson disclaims any beneficial ownership of any such shares. The principal address of Woodson Master is Maples Corporate Services Limited, Ugland House Grand Cayman, KY1-1104 Cayman Island. The principal address of all other reporting persons is 101 Park Avenue, 48th Floor, New York, NY 10178.
(4)Based on the information as of December 31, 2020 included in the most recently available Schedule 13G/A filed with the SEC on January 13, 2021, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Timothy M. Riley and Angela A. Riley. Timothy M. Riley disclosed having sole voting and dispositive power over 3,620,000 shares and shared voting and dispositive power over 10,000 shares. Ms. Angela A. Riley disclosed having sole voting and dispositive power over 44,400 shares and shared voting and dispositive power over 10,000 shares. The principal address of Timothy M. Riley and Angela A. Riley is P.O. Box 2113, Darien, CT 06820.
(5)Based on the information as if December 31, 2020 included in the most recently available Schedule 13G filed with the SEC on February 2, 2021, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by BlackRock, Inc. (“BlackRock”). BlackRock disclosed having sole voting power over 2,228,387 shares and sole dispositive power over 2,249,256 shares. The principal address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(6)Includes options to purchase 265,697 shares of our Class A common stock which will be exercisable within 60 days of February 19, 2021.
(7)Includes options to purchase 13,043 shares of our Class A common stock which will be exercisable within 60 days of February 19, 2021.
(8)Includes options to purchase 42,217 shares of our Class A common stock which will be exercisable within 60 days of February 19, 2021.
(9)Includes options to purchase 32,414 shares of our Class A common stock which will be exercisable within 60 days of February 19, 2021.
(10)Includes options to purchase 14,117 shares of our Class A common stock which will be exercisable within 60 days of February 19, 2021.
(11)Includes options to purchase 418,912 shares of our Class A common stock which will be exercisable within 60 days of February 19, 2021.

EXECUTIVE OFFICERS
Set forth below are our executive officers, including related biographical information.

Name	Age (1)	Position
Dave Boennighausen	43	Chief Executive Officer
Carl Lukach	40	Chief Financial Officer
Stacey Pool	44	Chief Marketing Officer
Melissa Heidman	53	Executive Vice President, General Counsel and Secretary
Brad West	63	Chief Operating Officer
Corey Kline	43	Executive Vice President, Technology
Kathy Lockhart	56	Chief Accounting Officer
Sue Petersen	56	Executive Vice President, Inclusion, Diversity and People
_____________
(1)As of March 2, 2021
Dave Boennighausen Information regarding Dave Boennighausen is described above under “Continuing Directors.”
Carl Lukach has served as our Chief Financial Officer since November 2020. Prior to joining Noodles, Carl was the VP Finance at Equinox from September 2016 until November 2020. Equinox is the namesake brand within Equinox Group, a privately held high-growth collective of influential lifestyle and digital brands. In this role, he oversaw finance, treasury, tax, strategic planning and financial operations, in addition to investor management and capital fund raising. Prior to Equinox, he was Senior Director, Finance and Corporate Development for Abercrombie & Fitch (“A&F”) an American retailer focused on casual wear, from September 2014 until September 2016. At A&F, he led the expansion of the A&F and Hollister brands through outlet growth and new venture initiatives, including franchising, licensing, wholesale, and acquisitions. Prior to A&F, Carl was an investment banker at Credit Suisse from July 2003 until June 2005, and again from March 2006 until September 2014. During his time at Credit Suisse, his industry focus was in food and retail businesses, and he was responsible for advising clients in capital fund raising and M&A transactions. Between his positions at Credit Suisse, he was an Associate at Bear Stearns in the equity research department. He holds a bachelor’s degree in finance and psychology from Georgetown University.

Stacey Pool has served as our Chief Marketing Officer since December 2019. Prior to joining the Company, Stacey held a variety of leadership roles at Vail Resorts, Inc., a publicly held resort management company, including Sr. Vice President of Season Pass Marketing, from April 2019 through November 2019, Chief of Staff to the CEO, from June 2018 through April 2019, and Vice President of Digital Experience, from October 2014 through June 2018. During her time at Vail Resorts, Ms. Pool was responsible for leading and executing marketing campaigns for the Epic Pass brand and delivering the strategic vision for the Vail Resorts digital experience.  Her specific responsibilities as Sr. VP of Marketing included the development of the season pass marketing plan, understanding and influencing guest behavior in order to drive repeat visitation, and ongoing analysis of the season pass business. Additionally, during her time there, she was hired as the Chief of Staff to the CEO where she managed executive communication and deliverables for the most strategic company initiatives. Before joining Vail Resorts, Ms. Pool was at Nike, Inc., where she defined the vision and strategy for the NIKEiD.com digital experience. Prior to Nike, she worked in consulting at Accenture, where she supported both Verizon Wireless and Qwest Communications. Stacey holds a Bachelor of Science in Business Administration from the University of Arizona.
Melissa Heidman has served as Executive Vice President, General Counsel and Secretary since June 2018. Prior to that time she served as Associate General Counsel from August 2011 to September 2015, as Vice President and Associate General Counsel from September of 2015 until December 2017 and as Vice President, Acting General Counsel and Secretary from December of 2017 until June 2018. Prior to joining Noodles & Company, Ms. Heidman was Special Counsel in the law firm of Berg Hill Greenleaf & Ruscitti. She began her career serving as a Law Clerk for the District Court of Iowa, the Iowa Supreme Court and, later, as Law Clerk and Staff Attorney for the Superior Court of Guam. Ms. Heidman received a BA in Political Science from the University of Iowa and received a J.D. from Drake University Law School.

Brad West has served as our Chief Operating Officer since March 2021. Prior to that time he served as Executive Vice President of Operations from September 2017 to February 2021. Mr. West has an extensive background in leading and directing company and franchise operations, including training in the restaurant industry over the past 40 years. Prior to joining us, he served as Vice President, Operations of Smoothie King Franchises, Inc. from 2014 through August 2017, whose principal business was the sale of smoothies and retail merchandise including vitamins, minerals, protein powders and power bars. Prior to that role, he was Chief Operating Officer of ACG Pizza Partners LLC, and he had earlier spent 15 years at Einstein’s, most recently as Senior Vice President, Non-Traditional Business, where he was responsible for the operations, development and growth of over 250 Einstein Bros. Bagels license locations. Mr. West also held key operational roles at CEC Entertainment, Inc., Applebee’s International, Inc. franchise groups and S&A Restaurant Corporation.
Corey Kline has served as Executive Vice President, Technology since March 2021. He joined Noodles in September of 2011 as Director of IT and assumed responsibility as Vice President of IT in July 2016, a position he held through February 2021. Prior to joining Noodles, Corey worked at Famous Dave’s from March 2007 through September 2011 where he was Enterprise Applications and Risk Manager. Prior to his time in the restaurant industry Corey worked as a technology audit professional at Jefferson Wells from October 2005 to March 2006 and as a telecom technology consultant at Accenture from April of 2001 to October 2005 and as a software engineer at IBM from June 2000 through April 2001. Corey earned a BA in Mathematics with a minor in Computer Science and emphasis in Secondary Education from Luther College.
Kathy Lockhart has served as our Chief Accounting Officer since August 2020. Prior to that time she served as Vice President and Controller from August 2006 to July 2020. Prior to joining us, Ms. Lockhart served as the Vice President and Controller of several public and private restaurant and retail companies, including Einstein’s, Boston Market, VICORP (parent company of Village Inn and Bakers Square restaurants) and Ultimate Electronics. She received a BA degree in Business Administration and Political Science from Western Colorado State University, and she is a CPA and CGMA.
Sue Petersen has served as Executive Vice President, Inclusion, Diversity and People since March 2021. Sue joined Noodles in February 2015 as Director of Field Talent, she was promoted to Vice President of Human Resources (“HR”) Talent in January 2016 and assumed responsibility as Vice President of Human Resources in January 2018 until her promotion in March 2021. Prior to joining Noodles, Sue worked at Walgreens from June 2009 through December 2014 where she was Regional Field HR Director for the western region providing HR leadership for 2,200 pharmacy retail locations. Prior to Walgreens, Sue worked at Quiznos from 2007 to 2009 as Director of HR. Additionally, earlier in her career, Sue worked for Rock Bottom Restaurants from 2005 to 2007 overseeing HR for the Old Chicago Brand and worked at Chipotle from 1998 to 2005 as an HR manager helping to grow the brand from 16 locations to over 500. Sue began her restaurant career working in operations with Ruby Tuesday. Sue received a BA in Business Management with an emphasis in HR and minor in business communications from the University of Northern Iowa.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2020, who were:

Name	Title
Dave Boennighausen	Chief Executive Officer
Carl Lukach	Chief Financial Officer
Stacey Pool	Chief Marketing Officer
Melissa Heidman	Executive Vice President, General Counsel and Secretary
Brad West	Chief Operating Officer
Ken Kuick	Former Chief Financial Officer (through August 21, 2020)
Executive Summary
Performance Highlights
In 2020, like many in the restaurant industry, our performance was significantly affected by the challenges our business faced as a result of the global COVID-19 pandemic. The Company’s improvement in performance after the onset of the COVID pandemic highlights the company’s ability to quickly adjust to significant changes in consumer behavior. The Company’s successful navigation to date, of the pandemic reflects the strength of our digital and off-premise capabilities as well as investments in the health and welfare of our team members and guests. Despite our efforts, the Company’s sales and EBITDA were adversely affected, especially in the second and fourth quarters. We believe that 2020 proved the resiliency of our teams and the core strengths of our brand, which positioned us for accelerated growth in the future and long-term success.

Despite the impact of the COVID pandemic on the industry and on our business, the Company, led by the Company’s management team, maintained discipline and focus while quickly adapting and responding to the ever changing COVID landscape and the associated risks and restrictions placed on our business. Notwithstanding the significant disruption to the business caused by COVID, the Company accomplished many strategic milestones, including, but not limited to:

•Developed new operating procedures and cleaning protocols to protect the safety of our guests and team members;
•Leveraged the sales opportunity available to us by pivoting to a primarily off-premise operating model and made significant investment in our digital platform and developed a new curbside pick-up channel to complement our existing quick-pickup channel, resulting in digital sales growth of 115% compared to 2019;
•Expanded our relationship with third party delivery providers, which represented a meaningful portion of our sales and drove brand awareness;
•Expanded our already comprehensive team benefits program called LifeAtNoodles to include mental health benefits, family leave, tuition assistance and adoption assistance;
•Rolled out a new restaurant staffing model which improved efficiency and guest experience;
•Maintained our culinary innovation pipeline, including finalizing our cauliflower gnocchi launch, which occurred, as planned, in January 2021;
•Invested in our hiring, training and development programs, resulting in improved manager retention and guest metrics;
•Negotiated a bank amendment in 2020 and proactively managed our liquidity position. As a result, year-end debt was at pre-Covid levels; and
•Realized share price appreciation of over 40% during 2020.

Executive Compensation Highlights
Our executive compensation program is designed with a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”) awarded in a mix of restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), each described in more detail in this CD&A. Each NEO’s 2020 target total direct compensation (“TDC”) included variable elements, a significant portion of which are equity-based LTI compensation, as illustrated in the following charts:

The charts above are based upon the following: annualized base salary at 2020 year-end; 2020 target bonus; and the target grant-date fair value of 2020 annual long-term incentive awards. The other NEOs above include Ms. Pool, Ms. Heidman and Mr. West, but exclude Mr. Kuick, whose employment terminated prior to year-end.
2020 NEO compensation included the following:
•Annual Bonus Achievements: Our 2020 annual bonus program was based on Adjusted EBITDA1 performance (weighted 60%), Comparable Restaurant Sales (weighted 20%), and accomplishment of Individual Objectives (weighted 20%). Due in large part to the disruption caused by the COVID-19 pandemic, our Adjusted EBITDA and Comparable Restaurant Sales performance were below the threshold goals established by the Committee at the start of the year. However, the management team’s success in preserving liquidity, enabling off-premise and digital capabilities and operational improvements, all while prioritizing the safety of our team members and guests by establishing industry leading cleaning protocols and processes around team member health screens and paid sick leave, enabled the Company to recover sales during the last half of the year at a faster rate than anticipated. Based on these accomplishments, the Committee awarded the maximum for each NEO’s individual performance component such that the continuing NEOs earned bonuses equal to 40% of target for 2020 performance.
•Long-Term Equity Incentives:
◦In 2020, the Compensation Committee granted LTIs to the NEOs through a combination of PSUs and RSUs.
◦2020 was the last year of the three-year performance period for the PSUs granted in 2018, which could be earned from 0% to 200% of the target number of PSUs based on performance versus goals for system-wide comparable restaurant sales growth (weighted 50%) and adjusted EBITDA (weighted 50%). Based on actual performance versus the goals, payout for these PSUs was 0% of the target number of PSUs. See “2018-2020 PSUs” on page 27 for further detail.

For additional information on these non-GAAP measures, including reconciliations to the most directly comparable GAAP financial measures, see pages 33-34 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2020.

1 We define adjusted EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, certain litigation settlements, data breach assessments, non-recurring registration and related transaction costs, loss on extinguishment of debt, severance costs and stock-based compensation.

Compensation Governance Highlights
Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:		What We Do Not Do:

✔	A substantial portion of our executive pay is tied to performance.	x	We do not provide “single-trigger” cash severance upon a change in control.
✔	For most NEOs, 50% of our ongoing LTI compensation program is granted in PSUs, which vest based on the achievement of pre-established, multi-year performance goals.	x	We do not provide “single-trigger” vesting acceleration in annual equity awards upon a change in control.

✔	Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.	x	We do not provide golden parachute excise tax or other tax gross-ups.
		x	We do not provide significant perquisites or supplemental executive retirement plans.
✔	We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.	x	We prohibit our NEOs and directors from hedging and pledging Company stock.

✔	We have a compensation recovery (“clawback”) policy.
✔	We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.

Stockholder Advisory (Non-Binding) Vote on Executive Compensation
At our 2020 annual meeting of stockholders, we held our second annual advisory vote on executive compensation (“say-on-pay”), for which 97.3% of the votes cast were to approve our NEO compensation. The Compensation Committee interprets the overwhelmingly favorable 2020 vote as an endorsement of our compensation programs and practices, and no changes were made to our programs directly because of the 2020 vote outcome. The Compensation Committee will continue to consider the outcome of the Company’s say‑on‑pay votes and direct feedback from stockholders when making future compensation decisions for the NEOs.
Objectives of our Compensation Program
The primary objectives of our compensation programs are to:
•Attract and retain highly skilled executives. Our compensation philosophy is to provide competitive target TDC opportunities based upon then-current market data for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.
•Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.
•Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require our NEOs to acquire and maintain a meaningful ownership position in our stock.
•Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.
Compensation Decision-Making Process
Role of Compensation Committee and Management
The Compensation Committee, with input from certain members of management, has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.
Management provides input into the design of incentive compensation programs to provide that these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual business plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our CEO works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than himself, based on competitive market data, past performance and future potential. As appropriate, certain members of the senior management team attend Compensation Committee meetings, but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.
Role of Consultants
The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook consults on compensation levels and program design in support of our business strategy, and alerts the Compensation Committee to regulatory and governance developments related to executive compensation. A representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or its members outside of meetings. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group Benchmarking
The Compensation Committee selected the following companies as our peer group for purposes of conducting a competitive compensation analysis in 2019 that informed decisions on 2020 pay opportunities:

BJ’s Restaurants, Inc.	Habit Restaurants, Inc.
Cheesecake Factory	Luby’s, Inc.
Chuy’s Holdings, Inc.	Potbelly Corporation
Dave & Buster’s	Red Robin Gourmet Burgers, Inc.
Del Taco Restaurants, Inc.	Ruth’s Hospitality
El Pollo Loco Holdings, Inc.	Shake Shack Inc.
Fiesta Restaurant Group, Inc.

As of June 30, 2019 (when the most recent competitive analysis was conducted), the 25th, 50th, and 75th percentiles for various size metrics of the peer group, and the size metrics and related percentile of Noodles & Company, were as follows:

	Number of Company-Operated Locations	Latest Four Quarters Net Revenue ($mil)	Most Recent Fiscal Year Total Team Members	Market Cap. At 6/30/2019 ($mil)
75th Percentile	301	$1,129	16,098	$911
50th Percentile	211	$493	7,544	$410
25th Percentile	128	$418	6,101	$355
Noodles & Company	395	$457	9,400	$345
%-ile Rank	89th %-ile	42nd %-ile	61st %-ile	24th %-ile
The peer group data was used by the Compensation Committee to inform decisions for all NEO compensation and in making decisions regarding the form and amount of LTI compensation granted in 2020.
A similar competitive analysis was not conducted in 2020 due to the COVID pandemic and its impact on the restaurant industry. We currently intend to perform this analysis biannually on a go forward basis.
Compensation Components
The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based, LTI awards. Each of the components is discussed below.
Base Salary
Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the market data or in executive responsibilities. Our CEO makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our CEO and our other NEOs. In early 2020, Mr. West and Ms. Heidman received increases in their annual salaries consistent with the Company’s merit increase allocation. Mr. Boennighausen did not receive an increase. Ms. Pool did not receive an increase because she was hired in late 2019. The Compensation Committee determined Mr. Lukach’s base salary in November 2020 in connection with his hiring and appointment as CFO.

In April of 2020, in response to the COVID-19 pandemic and its impact on the Company’s business operations, all NEO’s took a 25% reduction in their annual base salary for a period of twelve (12) weeks. At the same time, certain benefits and perquisites such as car allowances, cell phone allowances and company 401K contributions were suspended. While NEO’s salaries were restored after the twelve-week period, the referenced benefits were not restored for the remainder of 2020.

Name	2019 Year-End Annual Salary	2020 Annual Salary (3)
Dave Boennighausen	$600,000	$600,000
Carl Lukach (1)	n/a	$350,000
Stacey Pool	$325,000	$325,000
Melissa Heidman	$300,000	$306,000
Brad West	$300,000	$306,000
Ken Kuick (2)	$350,000	$350,000
________________________
(1) Mr. Lukach was hired November 30, 2020
(2) Mr. Kuick’s employment terminated on August 21, 2020
(3) These amounts do not include the temporary salary reductions taken in April 2020

Performance-Based Annual Cash Bonus
Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial and strategic goals. For 2020, each NEO had a bonus opportunity, expressed as a percentage of current base salary. In 2020, Mr. Boennighausen’s target bonus was increased from 85% to 100% based on the Compensation Committee’s determination the increase would align the target bonus with CEO bonus targets for the industry. Earned bonuses could range from 0% to 200% of target bonus opportunity, as summarized in the following table:

	Annual Bonus Opportunity
	as % of Base Salary			$
Name	Min.	Target	Max	Min.	Target	Max
Dave Boennighausen	0%	100%	200%	$0	$600,000	$1,200,000
Carl Lukach (1)	0%	60%	120%	$0	$210,000	$420,000
Stacey Pool	0%	60%	120%	$0	$195,000	$390,000
Melissa Heidman	0%	50%	100%	$0	$153,000	$306,000
Brad West	0%	50%	100%	$0	$153,000	$306,000
Ken Kuick (2)	0%	60%	120%	$0	$210,000	$420,000
_________________________
(1) Mr. Lukach was hired November 30, 2020 and was not eligible for a 2020 bonus.
(2) Mr. Kuick’s employment terminated August 21, 2020 and therefore he was not eligible to earn a 2020 bonus.
For NEOs, the actual bonus is based on achievement of Company financial performance measured by adjusted EBITDA (60% weight), Comparable Restaurant Sales (20% weight), and achievement of individual objectives approved in advance by the Compensation Committee (20% weight).
The Compensation Committee selected adjusted EBITDA and Comparable Restaurant Sales as the financial performance measures because they represent the clearest measures of our operational performance and they allow for over achievement to be self-funded. The threshold, target, and maximum adjusted EBITDA and Comparable Restaurant Sales goals, along with our actual performance in 2020 are outlined in the following table:

Measure	Threshold ($ million)	Target ($ million)	Maximum ($ million)	Actual ($ million)	Unweighted % of Target Bonus Earned
Adjusted EBITDA (weighted 60%)	$41.5	$44.0	$46.1	$5.3	0%
Comparable Restaurant Sales (weighted 20%)	2.0%	4.0%	6.0%	(4.7)%	0%

The Compensation Committee selected individual objectives which help focus executives on concrete objectives to drive longer-term value creation. In its subjective holistic evaluation of performance against the preset individual objectives, the Compensation Committee considered the impact of the COVID-19 pandemic on the business as well as on the overall industry and the fact that the pandemic was outside of the control of our NEOs. The Committee also considered the Company’s sales recovery from the initial impact of the COVID-19 pandemic, which was above industry performance, and the NEO’s role in preserving liquidity throughout the pandemic, including efforts to manage both operating and capital expenditures. Of note, the Company’s current outstanding debt is at par with pre-pandemic levels. The Compensation Committee also considered the Company’s progress across many key metrics including guest satisfaction, labor efficiency, and restaurant level turnover and tenure, as well as actions to prioritize the health and safety of our guests and team members. Finally, the Compensation Committee considered the Company’s share price performance, which increased over 40% during the 2020 fiscal year. Based on these accomplishments, the Committee awarded the maximum for each NEO’s individual performance component of the bonus.
The Compensation Committee awarded the NEOs the percentage of their respective target amounts and actual bonus amounts set forth in the table below. These amounts are also disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Kuick was not eligible to earn a bonus for 2020 because his employment terminated prior to the date the bonuses were paid. Mr. Lukach was not eligible to earn a bonus for 2020 based on his date of hire.

Name	Bonus Earned	Percent of Target
Dave Boennighausen	$240,000	40%
Stacey Pool	$78,000	40%
Melissa Heidman	$61,200	40%
Brad West	$61,200	40%
Ongoing Long-Term Equity Incentives
The Committee’s approach to providing long-term incentives and rewarding achievement of financial goals includes granting a mix of equity incentives. In March 2020, the Committee granted our then-serving NEOs, including our CEO, a mix of equity incentives consisting of PSUs and RSUs, each having a grant value equivalent to approximately half of their target total LTI grant value. The target number of PSUs and the number of RSUs is determined by dividing the intended grant value by the closing sales price per share of Noodles & Company common stock on the date of grant.

In 2019, the LTI grant-type mix for NEOs was one-third options, one-third RSUs, and one-third PSUs. The Committee changed the LTI mix in 2020, in part in response to stockholder input, to increase the portion of target LTI that is tied to the achievement of pre-established multi-year financial goals. In addition, the Committee decided to eliminate stock options from the LTI grant mix to improve the financial efficiency of the program.

For PSUs granted in 2020, the Committee selected two metrics, each measured over a three-year performance period: (a) system-wide comparable restaurant sales growth, consisting of year-over-year growth in sales for restaurants open at least 18 full periods, and (b) adjusted EBITDA (as defined above). The Committee believes comparable restaurant sales growth is a key measure in evaluating the long-term growth of the Noodles & Company brand while adjusted EBITDA growth best measures operational profitability. The Committee believes these metrics are the strongest drivers of value creation. We reward achievement of our annual goals in the incentive program, but want to also ensure focus on sustained strong performance on these measures over multiple years by using them in the measurement of PSUs. The two performance measures are weighted equally. The PSUs may be earned from 25% of target for achievement of threshold goals up to 200% of target for achievement of maximum goals, based on performance versus the metrics. If performance is below the threshold goal, no PSUs are earned for that component.

2018-2020 PSUs

The PSUs granted in 2018 could be earned based on the same measures as used in the 2020 PSU program: system-wide comparable restaurant sales growth (weighted 50%) and adjusted EBITDA growth (weighted 50%). Actual performance fell below the threshold level for payout, resulting in none of the PSUs being earned.

Measure	Target	Actual	Payout (% of Target PSUs)
System-Wide Comparable Restaurant Sales Growth (CAGR) (weighted 50%)	2.0%	(1.5)%	—%
3-year Cumulative Adjusted EBITDA ($mil.) (weighted 50%)	$106.3	$87.70	—%

Employment Agreements

In 2020, the Compensation Committee approved employment agreements for the Company’s NEO’s in order to standardize the Company’s approach to severance payments in the event of NEO separations, as well as to provide updated non-compete agreements for the NEOs.

NEO Sign-on Bonus

In 2020, the Company paid sign on bonuses to Stacey Pool in the amount of $100,000 and to Carl Lukach in the amount of $50,000 in order to compensate each for accrued equity and earned bonus from their prior employers that were forfeited as a result of their accepting employment with the Company and as an incentive to accept employment with the Company.

Benefits and Perquisites
We provide our executive officers with access to the same benefits we provide all of our full-time team members. We maintain a tax-qualified retirement plan that provides eligible U.S. team members with an opportunity to save for retirement on a tax-advantaged basis. Eligible team members are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. Employer contributions were made to the 401(k) plan in early 2020, prior to the COVID-19 pandemic, however those contributions were suspended beginning after March 2020. We also provide our executive officers with perquisites and other benefits we believe are reasonable and consistent with our compensation objectives. These benefits include a car allowance, relocation benefits in the case of executive officers relocating to the Denver, Colorado metropolitan area, certain life and disability insurance, and health and wellness benefits. Executive officers and certain other highly compensated team members are also eligible to participate in a deferred compensation program, which permits them to defer payment of salary and bonus to future years, but which does not include a company contribution. Many of these benefits were suspended in early 2020 and not restored for the balance of the year as a result of and in response to the COVID-19 pandemic and its impact on our business including, specifically, the car allowance and certain other executive-level health and wellness benefits.
Compensation Policies and Other Considerations
Stock Ownership Requirements
Our Board has adopted stock ownership requirements that restrict sales of our stock by our NEOs and our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. Currently, the threshold for our non-employee directors is two times their annual cash retainer. The ownership requirement for our NEOs, based on the annual base salary for each of our NEOs, is two times the base salary for our CEO and one times the base salary for all other executive officers.
For purposes of these requirements, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, including vested RSUs and PSUs. Until the required ownership level is achieved, the NEOs and non-employee directors must retain 50% of all shares received on vesting or earn-out of RSUs and PSUs, net of shares withheld or sold to satisfy tax obligations, and 50% of shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. The ownership requirements do not restrict the disposition of holdings from equity grants made in 2018 or prior years, before the stock ownership requirements were adopted.
These requirements, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.
Anti-Hedging Policy

The Company’s Insider Trading Policy provides that NEOs may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of NEOs, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the NEO.
Anti-Pledging Policy
The Company’s Insider Trading Policy provides that our directors, NEOs and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.
Clawback Policy
Pursuant to our clawback policy, if we are required to file an accounting restatement due to material noncompliance with any financial reporting requirement or incentive compensation was awarded based on performance achievement calculated in a materially inaccurate manner, the Company may recoup a proportional amount of the incentive compensation paid or credited to a person covered by the policy. Executive officers are covered by this policy.

Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation’s tax deduction for compensation paid to its CEO and certain of its other executive officers in excess of $1 million in any year. While Section 162(m) will limit the deductibility of compensation paid to the NEOs, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).
Compensation Risk Assessment
Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our team members’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:
•Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.
•Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance.
•Payouts under our incentive plans are subject to caps.
•All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.
•We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, and anti-pledging policies.
•Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Robert Hartnett, Chairman
Jeffrey Jones
Drew Madsen
Elisa Schreiber

EXECUTIVE COMPENSATION
2020 Summary Compensation Table
The following table summarizes the compensation for 2020, 2019 and 2018 awarded to, earned by or paid to our principal executive officer, our principal financial officer, three most highly-compensated executives other than the principal executive officer and principal financial officer who were serving at the end of 2020, and our former principal financial officer, who served during a portion of 2020.

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-equity Incentive Plan Compensation	All Other Compensation (5)	Total
Dave Boennighausen	2020	$565,385	$—	$1,200,000	$—	$240,000	$5,080	$2,020,465
CEO	2019	548,654	—	399,997	200,041	468,180	13,597	1,630,469
	2018	525,000	—	581,997	174,996	426,825	13,517	1,722,335
Carl Lukach (1)	2020	16,154	50,000	99,995	—	—	—	166,149
CFO
Stacey Pool (1)	2020	296,250	100,000	399,992	—	78,000	4,756	878,998
Chief Marketing Officer
Melissa Heidman	2020	287,193	—	349,992	—	61,200	8,590	706,975
Executive Vice President, General Counsel & Secretary	2019	284,231	—	166,662	83,349	137,700	15,320	687,262
	2018	243,954	12,813	222,230	79,998	119,240	11,825	690,060
Brad West	2020	287,193	—	349,992	—	61,200	8,790	707,175
Executive Vice President, Operations	2019	261,539	—	166,662	83,349	137,700	7,966	657,216
	2018	233,462	—	307,332	115,455	101,896	4,833	762,978
Ken Kuick	2020	219,423	—	399,992	—	—	116,550	735,965
Former CFO	2019	330,769	—	199,994	100,021	173,880	16,191	820,855
	2018	33,750	—	179,998	119,996	19,219	77,118	430,081
______________________________
(1)Carl Lukach was appointed as CFO in November 2020 and Stacey Pool was appointed as Chief Marketing Officer in December 2019; therefore, neither Mr. Lukach nor Ms. Pool was an NEO in 2018 or 2019.
(2)In connection with Ms. Heidman’s appointment as interim General Counsel in June 2018, the Company agreed to pay her a guaranteed bonus of $3,000 a month, payable monthly, until her appointment as Executive Vice President, General Counsel and Secretary in June of 2018. The Company paid Ms. Pool a one-time sign-on bonus of $100,000 when she began employment in 2020. Additionally, the Company paid Mr. Lukach a one-time sign-on bonus of $50,000 when he was hired in November 2020.
(3)Amounts under “Stock Awards” represent the aggregate grant date fair value of PSUs and RSUs granted in 2020, 2019 and 2018, calculated in accordance with FASB Accounting Standards Codification Topic 718. The grant-date fair value of PSUs and RSUs is the closing price of the Company's common stock on the grant date times the number of shares granted (target number of shares in the case of PSUs). These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock. The PSUs granted in 2020, 2019 and 2018 will only vest upon the achievement of certain performance conditions including the Company’s three-year average growth in comparable restaurant sales and three-year cumulative adjusted EBITDA. The maximum value of PSUs for 2020 is $1,200,000 for Mr. Boennighausen, $399,992 for Ms. Pool and Mr. Kuick, $349,992 for Ms. Heidman and for Mr. West. Mr. Kuick received a pro-rated portion of his unvested stock options, but forfeited his unvested PSUs and RSUs when his employment terminated in August 2020.
(4)Amounts under “Option Awards” represent the aggregate grant date fair value of stock options granted in 2019 and 2018, calculated in accordance with FASB Accounting Standards Codification Topic 718. A description of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense are described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2020. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock.
(5)Amounts shown in this column are detailed in the table below for 2020:

Name	Car Allowance	401K Employer Match	Life Insurance	Severance	Total All Other Compensation
Dave Boennighausen	$2,908	$—	$2,172	$—	$5,080
Carl Lukach	—	—	—	—	—
Stacey Pool	2,423	500	1,833	—	4,756
Melissa Heidman	2,423	2,189	3,978	—	8,590
Brad West	—	2,189	6,601	—	8,790
Ken Kuick	2,423	1,135	2,607	110,385	116,550

Grants of Plan-Based Awards Table
The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 29, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Award Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dave Boennighausen	n/a	Bonus	$—	$600,000	$1,200,000
	3/14/2020	RSUs							106,007	$600,000
	3/14/2020	PSUs				26,502	106,007	212,014		$600,000
Carl Lukach	n/a	Bonus	$—	$—	$—
	11/30/20	RSUs							12,578	$99,995
Stacey Pool	n/a	Bonus	$—	$195,000	$390,000
	3/14/2020	RSUs							35,335	$199,996
	3/14/2020	PSUs				8,834	35,335	70,670		$199,996
Melissa Heidman	n/a	Bonus	$—	$153,000	$306,000
	3/14/2020	RSUs							30,918	$174,996
	3/14/2020	PSUs				7,730	30,918	61,836		$174,996
Brad West	n/a	Bonus	$—	$153,000	$306,000
	3/14/2020	RSUs							30,918	$174,996
	3/14/2020	PSUs				7,730	30,918	61,836		$174,996
Ken Kuick (3)	n/a	Bonus	$—	$195,000	$390,000
	3/14/2020	RSUs							35,335	$199,996
	3/14/2020	PSUs				8,834	35,335	70,670		$199,996
______________________________
(1)These amounts reflect the threshold, target and maximum amount of annual cash bonus that each of our NEOs could be paid. Our annual cash bonus program is designed to reward annual accomplishments against pre-established corporate and individual financial and strategic goals. Mr. Lukach was not eligible for the bonus plan due to his date of hire. Mr. Lukach was hired in November 2020 and was thus, not eligible to earn a bonus. Mr. Kuick was not eligible to earn a bonus for 2020 because his employment terminated prior to the date the bonuses were paid.
(2)These amounts reflect the threshold, target and maximum number of shares issuable under PSUs. The related performance measures required for vesting are described above in footnote (3) to the 2020 Summary Compensation Table.
(3)Mr. Kuick received a pro-rated portion of his unvested stock options, but forfeited his unvested PSUs and RSUs when his employment terminated in August 2020.

Outstanding Equity Awards at Fiscal-Year End Table
The following table sets forth information concerning stock options that are vested and exercisable, and stock options and restricted stock units that have not vested, for each of our NEOs outstanding as of December 29, 2020.

		Option Awards					Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not vested ($)	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)
Dave Boennighausen	5/14/2012	22,503	—		$9.53	05/14/2022
	12/6/2012	43,275	—		$12.13	12/06/2022
	5/13/2014	20,000	—		$31.53	05/13/2024
	5/6/2015	35,000	—		$16.70	05/06/2025
	11/16/2015	19,092	—		$10.64	11/16/2025
	9/21/2017	75,000	25,000	(1)	$4.20	09/21/2027	2,500	(1)	$19,625
	1/16/2018						10,000	(3)	$78,500
	6/29/2018	12,617	12,617	(4)	$12.30	06/29/2028	7,113	(4)	$55,837
	6/28/2019	11,708	35,124	(5)	$7.88	06/28/2029	19,035	(5)	$149,425	50,762	(2)	$398,482
	3/14/2020						106,007	(6)	$832,155	212,014	(2)	$1,664,310
Carl Lukach	11/30/2020						12,578	(7)	$98,737
Stacey Pool	12/30/2019	—	16,834	(8)	$5.44	12/30/2029	9,191	(8)	$72,149	18,382	(2)	$144,299
	3/14/2020						35,335	(6)	$277,380	70,670	(2)	$554,760
Melissa Heidman	12/6/2012	4,327	—		$12.13	12/06/2022
	5/13/2014	2,375	—		$31.53	05/13/2024
	3/4/2015	2,857	—		$18.43	03/04/2025
	5/6/2015	4,890	—		$16.70	05/06/2025
	8/14/2015	2,000	—		$12.76	08/14/2025
	11/16/2015	7,392	—		$10.64	11/16/2025
	1/16/2018						4,407	(3)	$34,595
	6/29/2018	5,768	5,767	(4)	$12.30	06/29/2028	4,878	(4)	$38,292
	6/28/2019	4,878	14,635	(5)	$7.88	06/28/2029	7,931	(5)	$62,258	21,150	(2)	$166,028
	3/14/2020						30,918	(6)	$242,706	61,836	(2)	$485,413
Brad West	1/16/2018	15,000	5,000	(3)	$5.80	01/16/2028	7,500	(3)	$58,875
	6/29/2018	4,806	4,806	(4)	$12.30	06/29/2028	2,710	(4)	$21,274
	6/28/2019	4,878	14,635	(6)	$7.88	06/28/2029	7,931	(6)	$62,258	21,150	(2)	$166,028
	3/14/2020						30,918	(6)	$242,706	61,836	(2)	$485,413
______________________________
(1)The options and RSUs vest on September 21, 2021.
(2)Represents PSU’s that vest upon achievement of certain performance conditions, assuming achievement at the maximum performance achievement level.
(3)The options and RSUs vest on June 30, 2021.
(4)The options and RSUs vest in two equal installments on June 29, 2021 and 2022.
(5)The options and RSUs vest in three equal installments on June 28, 2021, 2022 and 2023.
(6)Represents RSUs which vest in four equal installments on March 14, 2021, 2022, 2023 and 2024.
(7)Represents RSUs which vest in four equal installments on November 30, 2021, 2022, 2023 and 2024.
(8)The options and RSUs vest in four equal installments on December 30, 2020, 2021, 2022 and 2023.

Option Exercises and Stock Vested Table
The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 29, 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Dave Boennighausen	2,299	$95	26,955	$159,268
Carl Lukach	—	$—	—	$—
Stacey Pool	—	$—	—	$—
Melissa Heidman	—	$—	10,371	$62,293
Brad West	—	$—	11,499	$68,444
Ken Kuick	—	$—	3,173	$17,896
______________________________
(1)Based on the closing stock price of our common stock on the date of exercise.
(2)Based on the closing stock price of our common stock on the date of vesting.
Potential Payments and Acceleration of Equity Upon Termination or Termination in Connection with a Change in Control
Employment and Severance Agreements
On October 27, 2020, we entered into an employment agreement with Mr. Boennighausen (the “Boennighausen Agreement”), which supersedes the employment agreement we entered into with Mr. Boennighausen on September 21, 2017. Pursuant to the Boennighausen Agreement, Mr. Boennighausen is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Mr. Boennighausen is eligible to receive equity grants during the term of the Boennighausen Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If Mr. Boennighausen’s employment is terminated by the Company without cause, or he voluntarily terminates his employment for good reason, Mr. Boennighausen will be entitled to receive (i) 18 months of base salary following the date of termination, paid in regular payroll installments over such 18-month period, except that if the termination occurs during a period beginning 60 days before, and ending 12 months after, a change in control (“CIC Protection Period”), he will be entitled to receive 24 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, he will be entitled to receive a pro rata portion of his target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for Mr. Boennighausen’s elected coverage as of the date of termination for a period of 18 months, payable in a lump sum. Mr. Boennighausen’s entitlement to the severance payments and benefits described above is subject to his execution of a release of claims in favor of the Company and compliance with certain covenants. The Boennighausen Agreement prohibits Mr. Boennighausen from competing with us during the course of his employment and for six months following termination of employment.

In October 2020, we also entered into employment agreements (the “Executive Agreements”) with four other executive officers, Carl Lukach, Stacey Pool, Melissa Heidman and Brad West (the “Covered Executives”). Pursuant to each of the Executive Agreements, the Covered Executive is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Each Covered Executive is eligible to receive equity grants during the term of the Executive Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If the Covered Executive’s employment is terminated by the Company without cause, or he or she voluntarily terminates employment for good reason, the Covered Executive will be entitled to receive (i) 12 months of base salary following the date of termination, paid in regular payroll installments over such 12-month period, except that if the termination occurs during a CIC

Protection Period, the Covered Executive will be entitled to receive 12 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his or her annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, the Covered Executive will be entitled to receive a pro rata portion of his or her target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for the Covered Executive’s elected coverage as of the date of termination for a period of 12 months, payable in a lump sum. Each Covered Executive’s entitlement to the severance payments and benefits described above is subject to his or her execution of a release of claims in favor of the Company and compliance with certain covenants. The Executive Agreements prohibit each Covered Executive from competing with us during the course of his or her employment and for six months following termination of employment.

Under the Boennighausen Agreement and the Executive Agreements, in the event of the executive officer’s death or disability, the executive officer (or his or her estate or other designated beneficiary) will be entitled to receive the base salary and other benefits accrued through the date of death or disability, together with a pro rata portion of the executive officer’s bonus equal to the bonus determined for the year in which such event occurs based on actual performance, pro rated for the portion of the year prior to the date of death or disability.

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except as provided in the Boennighausen Agreement and Executive Agreements described above, pursuant to certain equity awards granted under the 2010 Stock Incentive Plan described below, and except for amounts payable to Mr. Kuick under the severance agreement described below.

The amounts that could be payable in the future under the Boennighausen Agreement and the Executive Agreements in the event of termination of employment are shown in the following table, based on the assumptions stated:

	Employment and Severance Agreement Payout (1)
	Termination Without Cause or Voluntary Termination for Good Reason	Change of Control- Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability
Dave Boennighausen
Cash Severance	$900,000	$1,200,000	$—
Bonus	$240,000	$600,000	$240,000
COBRA	$30,534	$30,534	$—
Equity Grants	$2,454,489	$1,651,064	$1,651,064
Carl Lukach
Cash Severance	$350,000	$350,000	$—
Bonus	$—	$210,000	$—
COBRA	$20,356	$20,356	$—
Equity Grants	$98,737	$2,096	$2,096
Stacey Pool
Cash Severance	$325,000	$325,000	$—
Bonus	$78,000	$195,000	$78,000
COBRA	$20,356	$20,356	$—
Equity Grants	$693,541	$431,129	$431,129
Melissa Heidman
Cash Severance	$306,000	$306,000	$—
Bonus	$61,200	$153,000	$61,200
COBRA	$20,356	$20,356	$—
Equity Grants	$671,301	$415,144	$415,144
Brad West
Cash Severance	$306,000	$306,000	$—
Bonus	$61,200	$153,000	$61,200
COBRA	$12,888	$12,888	$—
Equity Grants	$719,562	$228,262	$228,262
____________________________
(1)Amounts based on the assumptions that the separation event occurred on the final day of fiscal year 2020.

Pursuant to a severance agreement entered into in October of 2018 and as disclosed in the Company’s Form 10-K for 2018 filed on March 15, 2019, Mr. Kuick received continued payment of his salary and reimbursement of COBRA payments for a period of nine months after his employment terminated in August of 2020.
Payments Pursuant to Amended and Restated 2010 Stock Incentive Plan
Options
Pursuant to the 2010 Stock Incentive Plan, exercisable portions of options granted to our executive officers expire on the earliest of (i) the tenth anniversary of the effective date of the Plan in May of 2013 (the “Effective Date”), (ii) the ninetieth (90th) day after the termination date if the participant’s employment terminates for any reason other than death, disability or for cause, (iii) one year after the termination date if the participant’s employment terminates due to death or disability, or (iv) the termination date if the participant’s employment is terminated for cause.
Options granted to NEOs generally vest in 25% increments on each of the first through fourth anniversary of the grant date (each such annual period a “Vesting Period”) so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant’s termination date if the participant’s termination of employment was pursuant to an employment agreement provision permitting termination by the executive for good reason or the termination was by the Company without cause (“Qualifying Termination”) or due to the participant’s death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest and become exercisable. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the unexercisable portion of the option that has not previously expired becomes exercisable upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting and exercisability of all or any portion of any option.
RSUs
RSUs granted to NEOs generally vest in 25% increments on four annual “Vesting Periods” so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant's termination date if the participant's termination of employment was due to a Qualifying Termination or due to the participant's death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the portion of the RSUs that has not previously expired pursuant to the Agreement will vest upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting of all or any portion of any RSUs.
PSUs
PSUs granted to NEOs generally vest over three years, subject to the participant remaining continuously employed by us. The PSUs are treated as follows for certain types of terminations of employment prior to the vesting date:
Death/Disability. If the participant’s termination of employment is due to death or disability prior to the vesting date, any PSUs that are earned are paid to the participant following the end of the performance period.

Termination without Cause (not within twelve months following a Change in Control). For PSUs granted prior to 2019, if the participant’s employment is terminated by us without cause other than within twelve months following a change in control, then the number of PSUs that are earned is determined by the Compensation Committee in its discretion based on actual performance through the end of the fiscal quarter ending immediately prior to the date of such termination. The earned PSUs are paid to the participant following the end of the performance period. For PSUs granted in 2019 and thereafter, the PSUs are forfeited upon a termination without cause.

Change in Control.
In the event a change in control occurs before the end of the performance period, unless otherwise determined by the Compensation Committee in its discretion, the PSUs are converted into time-vesting restricted stock units or such other rights as determined by the Compensation Committee (collectively, “RSUs”) as follows. If the change in control occurs prior to the last day of the first fiscal year in the performance period, the number of RSUs will be equal to the PSUs that would have been earned based on achievement at the Target Sales Growth Goal and the Target EBITDA Goal. If the change in control occurs on or after the first day of the second fiscal year in the performance period, the number of RSUs will be equal to the number of PSUs that are earned through the date of the change in control as determined by the Compensation Committee in its discretion based on actual performance (using the annual goals for the three fiscal years in the performance period taken into account by the

Compensation Committee in determining the Sales Growth and Adjusted EBITDA goals for the entire performance period) through the day immediately preceding the change in control. Any such RSUs shall be eligible to vest on the vesting date subject to the participant remaining continuously employed by us through that date; provided, however, that if the participant’s termination of employment is by us without cause within twelve months following the change in control, the RSUs vest upon such termination.

If the PSUs (or, as applicable, RSUs) are not continued, assumed or substituted for in a change in control, the PSUs are earned to the extent determined by the Compensation Committee, such earned PSUs vest upon the change in control, and the participant receives with respect to such PSUs either (i) the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of shares for each share held on the effective date of the change in control, (ii) common stock of the successor to the Company with a value based on price per share in the change in control, or (iii) cash based on the price in the change in control, as determined by the Compensation Committee in its discretion.
Non qualified Deferred Compensation
On May 16, 2013 the Company adopted The Executive Non-Qualified “Excess” Plan (the “Excess Plan”). The Excess Plan provides supplementary benefits to the eligible participants whose benefits under the Company’s 401(k) Plan are limited because of the restriction on annual additions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Our NEOs did not earn any nonqualified deferred compensation benefits from us during 2020 or 2019 under the Excess Plan or otherwise.

The following table provides information on the Excess Plan for the year ended December 31, 2020:

	2020
Name	Beginning Balance	Individual Contributions	Company Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2020
Brad West	$11,688	$15,571	$—	$6,015	$—	$33,274

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, beginning with this proxy statement, we are providing information about the ratio of the annual total compensation of our CEO, Dave Boennighausen, to the total annual compensation of our median team member.

The 2020 “annual total compensation” of the median compensated of all our “team members” (as those terms are defined under SEC rules) who were employed as of December 15, 2020, other than our CEO, Dave Boennighausen, was $9,668.67; Dave Boennighausen’s 2020 annual total compensation was $2,020,465 and the ratio of those amounts was 209-to-1.

For purposes of identifying the median compensated team member, we used total cash compensation paid in 2020, as reported to the Internal Revenue Service on Form W-2, of our team member population as of December 15, 2020 (including part-time team members), excluding our CEO. The Company elected to use December 15, 2020 to determine the team member population since it is the last day of the last pay period of 2020. We annualized compensation for team members who did not work for the entire year. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute equity awards to team members. Less than 0.6% of our total team member population of 7,138 individuals as of December 15, 2020 received equity awards in 2020. Based on total cash compensation, our median team member was identified as a restaurant team member who was paid on an hourly basis and worked approximately 18 hours per week (or 937 hours per year) in 2020. After identifying the median team member, we calculated that team member’s annual total compensation using the same methodology (and including all the same compensation elements) that we used for our named executive officers in the 2020 Summary Compensation Table set forth above in this proxy statement.

We believe this CEO pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Under our non-employee director compensation plan, each non-employee director covered by the plan receives an annual cash retainer for board service, an annual cash retainer for committee service and an annual cash retainer for serving as chair of a committee. For 2020, the Board fixed the retainer for board service at $50,000 per year, ($100,000 in the case of the Chairman of the Board), and it fixed the annual retainers for committee service and committee chairs as follows:

Committee	Annual Retainer for Committee Service	Additional Annual Retainer for Committee Chair
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$10,000
Nominating & Governance Committee	$5,000	$5,000
At the close of business on the date of the Company’s annual meeting of stockholders, each non-employee director covered by the plan receives RSUs, which are fully vested upon grant, having a fair market value at the date of grant equal to $55,000 ($100,000 in the case of the Chairman of the Board). Based on recent peer analysis, our total per-director compensation is positioned at or near the peer group median.
At the height of the COVID pandemic and a result of the impact the pandemic had on the Company’s business operations, the Company’s Board of Directors took a 25% reduction in their cash compensation for the second fiscal quarter of 2020.
Directors who are also team members, such as Mr. Boennighausen, do not and will not receive any compensation for his services as director. In addition, fees and stock awards otherwise payable to Mr. Taub were instead paid directly to Catterton Management Company, L.L.C., pursuant to a stockholders agreement.
Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, as well as the protection provided by director and office liability insurance provided by us.
Our Board has adopted stock ownership requirements that restrict sales of our stock by our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. Currently, the threshold for our non-employee directors is two times the annual cash retainer.
The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended December 29, 2020.

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (7)	Total ($)
Mary Egan	$70,313	(1)	$55,000	$125,313
Robert Hartnett	79,688	(2)	55,000	134,688
Jeffrey Jones	128,750	(3)	125,931	254,681
Drew Madsen	60,938	(4)	55,000	115,938
Elisa Schreiber	60,873	(5)	55,000	115,938
Andrew Taub	21,875	(6)	55,000	76,875
Shawn Taylor	—		22,912	22,912
____________________________
(1)This amount includes $15,000 for serving on the Audit Committee, $5,000 each for serving on the Nominating and Corporate Governance Committee and serving as the Chairperson of the Nominating and Corporate Governance Committee.
(2)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Compensation Committee and serving as the Chairperson of the Compensation Committee.
(3)This amount includes fees for serving as the Chairman of the Board. Additionally, the amount includes $15,000 for serving on the Audit Committee and $10,000 each for serving as Chairman of the Audit Committee and serving on the Compensation Committee.

(4)This amount includes $10,000 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee.
(5)This amount includes $10,000 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee.
(6)This amount includes a pro-rata portion of Mr. Taub’s board retainer for the period prior to his resignation.
(7)The annual retainer grant in 2020 had a grant date fair value (computed in accordance with FASB ASC Topic 718) of $6.25 per share. Mr. Jones received $100,00 for his current year service and received a pro-rata grant for his service from September through December 2019 as Chairman of the Board.The shares in the retainer grants for Mr. Taub were transferred directly to Catterton Management Company, L.L.C. Mr. Taylor received a pro-rated grant with a grant date fair value of $8.18 as his appointment date was December 15, 2020.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of each transaction since January 1, 2020, including any currently proposed transaction, in which we were or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, director nominees, executive officers, beneficial holders of more than 5.0% of either our Class A or our Class B common stock, or any of their immediate family members had or will have a direct or indirect material interest.
Private Placement to Mill Road Capital. On March 13, 2017, we entered into a securities purchase agreement with Mill Road Capital in connection with an equity investment in the Company made by Mill Road. Under the securities purchase agreement, if at any time Mill Road Capital owns 10.0% or more of our outstanding Class A and Class B common stock, Mill Road Capital has the right to designate one nominee for election to our Board of Directors. Currently Mill Road has the right to designate one member to our Board of Directors. If Mill Road Capital’s ownership level falls below 10% of our outstanding Class A and Class B common stock, Mill Road Capital will no longer have a right to designate a nominee. Our securities purchase agreement with Mill Road Capital also provides for the registration of any outstanding shares of Class A common stock or other Company equity securities held by Mill Road Capital. Mill Road does not currently have a designee on the Board.
Stockholders Agreement. Our amended and restated stockholders agreement dated as of July 2, 2013, granted L Catterton the right, subject to certain conditions, to nominate representatives to our Board of Directors and committees of our Board of Directors. Mr. Taub was designated as a director by L Catterton until his resignation in June 2020. As a consequence of L Catterton’s dispositions of our common stock, L Catterton no longer has a right to designate a nominee.
Procedures for Approval of Related Party Transactions. Our written policies on related party transactions, which are included in our Audit Committee charter and our Team Member Code of Business Conduct and Ethics, address the policies and procedures for review and approval of related party transactions. These policies cover certain relationships and material obligations and interests. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, all relevant facts and circumstances available shall be considered. The Audit Committee is responsible for approval and ratification of certain related person transactions pursuant to the applicable policies and procedures. All of the above-summarized transactions have been approved as required under such policies.

REPORT OF THE AUDIT COMMITTEE
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that The Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. Ernst & Young LLP, or Ernst & Young, our independent registered public accounting firm for the year ending December 29, 2020, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2020, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2020.
The Audit Committee has also reviewed and discussed with Ernst & Young the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with Ernst & Young those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Additionally, Ernst & Young provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Jeffrey Jones (Chair)
Mary Egan
Robert Hartnett

STOCKHOLDER PROPOSALS
Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, relating to the Company’s 2022 annual meeting of stockholders to be held in 2022 must be received by the Company at the principal executive offices of the Company no later than the close of business on November 16, 2021. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2021 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on January 27, 2022 and not earlier than the close of business on December 28, 2021. However, if the Company changes the date of the 2022 annual meeting of stockholders to a date more than 30 days before or 70 days after the anniversary of the 2021 Annual Meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices.
DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS
The Company invites its Board members to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. Two directors of the Company then serving attended the Company’s 2020 Annual Meeting of Stockholders in person and, due to the COVID-19 pandemic and related shelter in place orders, the remaining directors attended the annual meeting via conference call.
STOCKHOLDER COMMUNICATIONS
Any security holder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.
In addition, any person wishing to communicate with Jeffrey Jones, our Board Chairman, or with the Company’s other independent directors may do so by writing to them, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.
OTHER BUSINESS
The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment and discretion of the persons voting such proxies.
Whether or not you expect to attend the meeting, please vote so that your shares may be represented at the meeting.
WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We make available free of charge on or through our Internet website, investor.noodles.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2020 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT NOODLES & COMPANY, 520 ZANG STREET, SUITE D, BROOMFIELD, CO 80021, OR BY EMAIL AT INVESTORRELATIONS@NOODLES.COM.

noodles & COMPANY

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/NDLS
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 26, 2021.

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 26, 2021.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote "FOR" all nominees in Item 1, and "FOR" Items 2 and 3.

Company Proposals:

1. Election of Class II directors: 01 Jeffrey Jones 02 Drew Madsen 03 Shawn Taylor ☐ FOR all nominees (except as marked) ☐ WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, AND "FOR" ITEMS 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

NOODLES & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

April 27, 2021
1:00 p.m. Mountain Time

noodles & COMPANY

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2021.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

The proxy, when properly signed, will be voted in the manner specified in the proxy card. However, if a properly signed proxy is returned with no choice specified, the proxy will be voted "FOR" all nominees in Item 1, and "FOR" Items 2 and 3, and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Dave Boennighausen and Melissa Heidman, and each of them, and each with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

NOTE: There is important information contained in the proxy statement regarding attendance at the Annual Meeting that should be reviewed and complied with.

See reverse for voting instructions.